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                                                                EXHIBIT 11.1

PIRANHA INTERACTIVE PUBLISHING, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE

                                                YEAR ENDED     YEAR ENDED
                                               DECEMBER 31,   DECEMBER 31,
                                                   1995           1996
  Pro forma net income (loss) for earnings
    per share calculation                       $  109,123     $ (834,874)
                                                ==========     ==========

  Shares:
    Weighted average number of common
      shares outstanding                         1,335,511      1,265,809
                                                ==========     ==========

    Less the weighted average number of
      shares of common stock in escrow             824,604        825,000
                                                ----------     ----------

    Weighted average number of common
      shares outstanding                           510,907        440,809
                                                ==========     ==========

Pro forma net income (loss) per common share    $     0.21     $    (1.89)
                                                ==========     ==========